Exhibit 99.1

Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors & Financial Media: Financial Dynamics Julie Huang/Lanie Marcus (212) 850-5600 wst@fd-us.com	Media: Schwartz Communications Rita Goldman 781-684-0770 westpharma@schwartz-pr.com

WEST PHARMACEUTICAL SERVICES, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS

- Reports Sales Growth of 15% (3% due to currency) -

- Diluted earnings per share from continuing operations of $0.41 -

Lionville, PA, April 21, 2005 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced its results for the quarter ended March 31, 2005. Sales from continuing operations grew 15% including the effects of currency, which added 3% in the quarter. Pharmaceutical packaging components employing the Company’s advanced coating technologies and Westar® processing continued to fuel sales growth in the quarter. Income from continuing operations was $13.0 million, or $0.41 per diluted share, compared to $8.9 million, or $0.30 per diluted share in the 2004 period. The Company also indicated that it now expects revenue growth for the year to be between 6% and 8% before currency effects, up from its previous revenue growth guidance of between 5% and 7%, and that it expects annual earnings per diluted share to be in the upper end of the previously provided $1.37 to $1.47 range.

Donald E. Morel, Ph.D., West’s Chairman and Chief Executive Officer said, “First quarter sales were stronger than expected, both in terms of total sales and profitable sales mix. The market continues to validate West’s renewed emphasis on bringing value-added products and services to our pharmaceutical, biopharmaceutical and medical device customers. The expected dampening effect of last year’s surge orders for coated closures, due to a raw material change, did not materialize in the first quarter, as sales of our higher-value components stayed ahead of last year. I am very pleased with the first quarter and am confident that most of the earnings gain in the quarter will be sustained through the year. Rising energy and raw material prices continue to cause some concern, along with the potential negative sales impact of recent customer inventory builds of high value products. Our total backlog stayed even with year-end, although it is down from this time last year, and orders for the second quarter are in line with our expectations. The trend toward profitability in Kinston is also a positive. Taking these factors together with the first quarter performance, we should finish the year in the high end of the earnings per share range we provided in February.”

Operating results for the 2004 first quarter were significantly affected by the continuing effects of the January 2003 loss of the Company’s Kinston, NC facility due to an explosion and fire, and by a gain on sale of real estate by the Company’s Mexico affiliate. Comparative results are also affected by the expensing of employee stock options, which the Company implemented in 2005.

The Company believes that understanding operating results is aided by providing, in addition to the reported results, comparative results excluding the effects of these items from the period (Non-GAAP results). A reconciliation of the GAAP and Non-GAAP results is included in the tables accompanying this release.

Revenue: First quarter sales grew by 15% (3% due to exchange rates) to $149.5 million, compared to $130.4 million in the first quarter of 2004, with comparable percentage growth occurring in each of the Company’s largest markets in North America and Europe. Sales of the Company’s coated pharmaceutical packaging components were significantly higher. Sales of Westar® treated products also continue to improve following a 2004 US capacity expansion. The Company estimates that customer-driven changes in expected order patterns added between 1.5% and 2.5% to sales in the quarter.

Sales of disposable medical devices grew by 7% in the quarter as a result of raw material-related price increases, sales of a new IV bag fitment and increased volume of blood collection components.

Growth in consumer product components, including baby nursing nipples, juice and dairy closures and personal care products, more than offset lost revenues associated with the closure in late 2004 of the Company’s Lewes UK facility.

Laboratory, development and tooling production services added $4.2 million of revenue, compared to a reported $1.0 million in the 2004 quarter. Proceeds from tooling and development agreements totaled $2.5 million, or 1.7% of sales, in the first quarter. Revenue recognition for these value-added services commenced in the second quarter of 2004.

Gross Margin: Gross profit in the quarter increased to $46.4 million from $39.5 million in the first quarter of 2004 and gross margin increased 0.8 percentage points to 31.1% when compared to reported gross margin in the same period last year. In the prior year quarter, the Company incurred $3.2 million of additional Kinston-related production costs, including employee relocations to other facilities, overtime, and material handling costs, which were associated with the Company’s interim production plan. Excluding those costs, the prior year quarter’s Non-GAAP gross profit was $42.7 million and gross margin was 32.8%.

The gross profit improvement was the result of sales growth in higher-margin pharmaceutical packaging business, including coated vial closures and pre-filled syringe components, which contributed to a more profitable mix of product sales in the quarter when compared to the 2004 quarter. The effect of the strong sales mix was muted in the quarter by inefficiencies at the new Kinston, NC production facility, which had not yet commenced operations in the prior year quarter but which is in service in 2005. Start-up inefficiencies in 2005 are related to employee hiring and training, and with process and product qualification and validation as the Company moved production back into the plant. Efficiencies at the plant are expected to improve steadily through the remainder of the year.

Selling, General and Administrative Costs: The Company’s SG&A costs were substantially unchanged in the first quarter compared with the prior year quarter, but declined from 19.2% of sales in the 2004 quarter to 16.9% of sales in this quarter. First quarter 2005 costs include a $1.2 million increase over the prior year quarter for compensation costs associated with the Company’s long-term incentive plan, which was approved by shareholders in May 2004 and provides for both restricted stock and stock option grants to employees. The Company began expensing option-related compensation in the first quarter of 2005, resulting in a charge of $0.5 million, or $0.01 per diluted share. First quarter 2004 results included $0.5 million of Kinston-related legal costs but did not include stock-option expense. Non-GAAP results for 2004 eliminate the effects of the Kinston-related legal costs and reflect the charge the Company would have incurred had it been expensing employee stock options in that period.

Commenting on the operating results, William Federici, West’s Chief Financial Officer, stated that “We are very much focused on controlling costs throughout the organization. We have initiated our lean manufacturing initiative and believe that, over the long term, this process will lead to significant, permanent improvements in many of our plants, and the management team remains confident that we will have Kinston operating profitably later this year.”

Other items:

•	The effective tax rate declined from 32.8% to 31.6%, primarily a result of the geographic mix of earnings.
•

The Company has indicated the intention to repatriate up to $70 million of unremitted earnings of foreign subsidiaries in 2005 that would take advantage of the incentive provided US Corporate taxpayers under the American Jobs Creation Act of 2004 (“AJCA”). The repatriation will result in a tax charge of between $2 and $4 million under the AJCA. It is expected that technical corrections to that law will be enacted in 2005 that will provide essential clarification regarding the tax incentive underlying the Company’s repatriation plans. The Company completed plans to remit $14 million in the first quarter, of which $9 million was paid and which did not impact its effective tax rate in the period as a result of available foreign tax credits. Planning for further repatriations has been deferred pending the passage of the necessary technical corrections legislation. The Company intends to use the repatriated funds primarily to strengthen its balance sheet through repayment of US debt.

•	The Company took a charge of $0.5 million, or $0.01 per diluted share associated with the impairment of an investment in a development stage company that is developing genomics analysis technology
•

Earnings of unconsolidated affiliates declined from $1.0 million in the prior year to $0.6 million in the current quarter. However, prior year earnings of affiliates included a non-operating gain of $0.6 million, which was excluded from the Company’s Non-GAAP results in that period.

Outlook for full-year 2005 results

The Company is updating its sales and earnings guidance for the year, indicating that it expects full-year sales to grow at between 6% and 8% (before currency effects) and that diluted earnings per share from continuing operations for the year is now expected to be in the upper end of the $1.37 to $1.47 range given in its earlier guidance. The Company’s guidance estimate does not give effect to an estimated $2-$4 million tax charge associated with the AJCA or the effects of discontinued operations.

Discontinued Operations: In the first quarter of 2005 the Company completed the sale of the drug delivery technology assets of its former Drug Delivery Division and the results of that division’s operations are being reported as a “discontinued operation”. First quarter 2004 results have been restated to reflect that change. The former division’s contract clinical research services unit continues to operate while the Company evaluates the potential sale opportunities for that business. In the first quarter the discontinued businesses generated after tax income of $0.3 million, or $0.01 per diluted share, compared to a loss of $1.9 million, or $0.07 per diluted share, in the 2004 period.

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in this press release or in other company documents and certain statements that may be made by management of the Company orally may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Because actual results are affected by risks and uncertainties, the Company cautions investors that actual results may differ materially from those expressed or implied in any forward-looking statement.

It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to: sales demand; the timing and commercial success of customers’ products incorporating the Company’s products and services; maintaining or improving production efficiencies and overhead absorption; competition from lower cost providers, particularly in the European market; the Company’s ability to develop and market value-added products; the average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the US dollar in relation to other currencies, particularly the Euro, UK pound, Danish Krone and Singapore Dollar; inflation; US and international interest rates; returns on pension assets in relation to the expected returns employed in preparing the Company’s financial statements; raw material price escalation, particularly petroleum-based raw materials and energy costs; the resolution of Kinston-related litigation and the adequacy of related insurance coverage; realization of the Company’s investment in the clinical services operation upon disposition; anticipated legislation that would amend the US Internal Revenue Code, clarifying the treatment of deemed paid taxes under the repatriation incentive included in the American Jobs Creation Act of 2004.

The Company assumes no obligation to update forward-looking statements as circumstances change. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company’s 10-K, 10-Q and 8-K reports.

- TABLES TO FOLLOW

West Reports 2005 First Quarter Results

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

		Quarter Ended
	March 31, 2005		March 31, 2004
Net sales	$149,500	100%	$130,400	100%
Cost of goods sold	103,100	69	90,900	70
Gross profit	46,400	31	39,500	30
Selling, general and administrative expenses	25,200	17	25,100	19
Other expense, net	1,100	1	800	1
Operating profit	20,100	13	13,600	10
Interest expense, net	2,000	1	1,900	1
Income before income taxes	18,100	12	11,700	9
Provision for income taxes	5,700	4	3,800	3
Income from consolidated operations	12,400	8%	7,900	6%
Equity in net income of affiliated companies	600		1,000
Income from continuing operations	13,000		8,900
Discontinued operations, net of tax	300		(1,900)
Net income	$13,300		$7,000
Net income per share:
Basic:
Continuing operations	$.42		$0.30
Discontinued operations	.01		(0.06)
	$.43		$0.24
Assuming dilution:
Continuing operations	$.41		$0.30
Discontinued operations	.01		(0.07)
	$.42		$0.23
Average common shares outstanding	30,645		29,444
Average shares assuming dilution	31,775		30,134

WEST PHARMACEUTICAL SERVICES INC.

RECONCILIATION OF GAAP TO NON-GAAP INCOME FROM

CONTINUING OPERATIONS WITH FULLY-DILUTED EARNINGS PER SHARE

(dollars in millions, except per share data)

	Three Months Ended
	March 31, 2005		March 31, 2004
Continuing Operations	Net income	Diluted earnings per share	Net income	Diluted earnings per share
Income from continuing operations, GAAP	$13.0	$0.41	$8.9	$0.30
Stock compensation expense	—	—	(0.3)	(0.01)
Kinston production and legal costs	—	—	2.5	0.08
Equity affiliate gain	—	—	(0.6)	(0.02)
Income from continuing operations, Non-GAAP	$13.0	$0.41	$10.5	$0.35

Management believes that the comparison of period-to-period results is aided by excluding unusual or non-recurring items that occurred during the reporting period. These re-measured period results are not in conformity with United States generally accepted accounting principals (“GAAP”) and are “non-GAAP financial measures.” The non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.

Non-GAAP adjustments to 2004 results were made for the following items:

A. On January 1, 2005, the Company adopted SFAS 123(R), which required that stock based employee compensation costs be measured at fair value and recorded as an expense over the requisite service period. Had the fair value method been applied to prior periods, reported first quarter 2004 net income would have been reduced by $0.3 million, or $0.01 per diluted share.

B. 2004 reported results include interim production costs and incremental legal costs associated with a 2003 plant explosion in Kinston N.C. A new facility at Kinston was placed into service during 2004 and by the fourth quarter of 2004 the majority of the costs associated with the interim production program had ceased. These costs reduced first quarter 2004 net income by $2.5 million, or $0.08 per diluted share.

C. 2004 reported results include a $0.6 million gain, or $0.02 per diluted share, on the sale of real estate by the Company’s affiliate in Mexico.

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